Exhibit 4.1
                             AMENDMENT NO. 1
                                   TO
                             RIGHTS AGREEMENT


     This AMENDMENT NO. 1 (the "Amendment") to the Rights Agreement
(the "Rights Agreement") dated as of September 29, 1995 between Shiva Corporation, a Massachusetts corporation (the "Company"), and American Stock Transfer & Trust Company (the "Rights Agent"), is entered into as of the 19th day of October, 1998. Capitalized terms not otherwise defined herein shall have the respective meanings given to them in the Rights Agreement by and between the parties hereto.


                                RECITALS

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein in connection with the execution of that certain Agreement and Plan of Merger dated as of October 19, 1998, as the same may be amended from time to time (the "Merger Agreement"), among the Company, Intel Corporation, a Delaware corporation ("Intel"), and Intel Networks, Incorporated, a Massachusetts corporation and a direct, wholly-owned subsidiary of Intel ("Merger Sub") (pursuant to which Merger Agreement, among other things, Merger Sub shall merge with and into the Company (the "Merger")).

     WHEREAS, the Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.


                                AGREEMENT

     NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

     "(a) Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earlier of (i) the Final Expiration Date,
     (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, (iii) the time at which the Rights expire pursuant to Section 13(d) hereof, (iv) the time at which such Rights are exchanged as provided in Section 24 hereof, or (v) immediately prior to the Effective Time, as defined in the Agreement and Plan of Merger dated as of October 19, 1998, as the same may be amended from time to time, between the Company, Intel Corporation, a Delaware corporation ("Intel"), and Intel Networks, Incorporated, a Massachusetts corporation and a direct, wholly-owned subsidiary of Intel ("Merger Sub"), pursuant to which Merger Agreement, among other things, the Merger Sub shall merge with and into the Company (the "Merger") (the earlier of (i), (ii), (iii), (iv) and (v) being herein referred to as the "Expiration Date")."

2.   Section 35 of the Rights Agreement is hereby added as follows:

     "Section 35. Intel Transaction. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred, neither Intel nor any Affiliate or Associate of Intel (including without limitation the Merger Sub) shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Section 7(a), 11(a) or 13(a) of this Rights Agreement by reason of (x) the approval, execution, delivery or effectiveness of the Merger Agreement or (y) the consummation of the transactions contemplated under the Merger Agreement in accordance with the terms thereof (including, without limitation, the consummation of the Merger)."

3. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[signatures on following page]

     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

                                SHIVA CORPORATION


                                By: /s/ Robert P. Cirrone
                                   ---------------------------
                                   Name:  Robert P. Cirrone
                                   Title: Senior Vice President,
                                          Finance and Administration
                                          Chief Financial Officer


                                AMERICAN STOCK TRANSFER
                                & TRUST COMPANY


                                By: /s/Herbert J. Lemmer
                                   ---------------------------
                                   Name: Herbert J. Lemmer
                                   Title: Vice President